UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2019 (April 5, 2019)

FC Global Realty Incorporated
(Exact name of registrant as specified in its charter)

Nevada	000-11635	59-2058100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Computer Drive, Building G, Willow Grove, PA	19090
(Address of principal executive offices)	(Zip Code)

215-830-1430
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on March 13, 2019, FC Global Realty Incorporated, a Nevada corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”), pursuant to which Gadsden agreed to transfer and assign to the Company all of its general partnership interests and Class A limited partnership interests in Gadsden Growth Properties, L.P., a Delaware limited partnership (“OPCO”), the operating partnership of Gadsden that holds all of its assets and liabilities, in exchange for shares of the Company’s common stock (the “Common Stock”), 7% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”) and 10% Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”).

On April 5, 2019, the Company and Gadsden entered into Amendment No. 1 to Stock Purchase Agreement (the “Amendment”) to amend certain provisions of the Purchase Agreement as described below. Following such Amendment, closing of the transactions contemplated by the Purchase Agreement was completed on April 5, 2019.

Pursuant to the Amendment, Section 1(a) of the Purchase Agreement was amended to revise the number of shares of Series A Preferred Stock and Series B Preferred Stock issued at closing, as well as to revise the timing on issuance of the Holdback Shares (as defined below). Pursuant to the Amendment, the Company issued to Gadsden 430,306,645 shares of Common Stock, 889,075 shares of Series A Preferred Stock, 11,696,944 shares of Series B Preferred Stock and 2,498,682 shares of Series C Preferred Stock (collectively, the “Shares”). An additional 278,178,750 shares of Common Stock (the “Holdback Shares”) will be issued to Gadsden upon filing of the Charter Amendment (as defined below). The Holdback Shares are subject to forfeiture based on the reconciliation and adjustment of the net asset value of Gadsden’s assets and Gadsden’s proposed real estate investments as previously disclosed. Following issuance of the Shares and the Holdback Shares, Gadsden will own approximately 96.31% of the Company’s outstanding voting securities, resulting in a change of control of the Company.

Pursuant to the Amendment, the Company agreed to take such actions as are necessary and desirable to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock for conversion of Preferred Stock and future issuances of Common Stock or Preferred Stock, as determined by Gadsden (the “Charter Amendment”), and cause the Charter Amendment to be effective in accordance with applicable law as soon as reasonably practicable.

The Amendment also added a new indemnification provision, whereby Gadsden agreed to indemnity and hold the Company harmless from all losses of the Company or any of its subsidiaries arising from or related to the Civil Action described under Item 2.01 below, the facts described therein and all civil or other actions arising from or related to such Civil Action.

The foregoing description the Amendment is qualified in its entirety by reference to the full text of such document, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.01.

OPCO is a Delaware limited partnership that was formed on November 1, 2016. The Company is now the sole general partner. Except as otherwise expressly provided in the partnership agreement, the Company, as the general partner, has the exclusive right and full authority and responsibility to manage and operate OPCO’s business. OPCO’s partnership agreement provides for pro rata distributions, except as otherwise agreed, and the right to convert the OPCO units to shares of the Company’s Common Stock.

OPCO owns, directly or through one or more subsidiaries, the properties listed below.

Mission Hills Square

On January 31, 2019, Gadsden acquired from FDHC, LLC (the “Seller”) all of the outstanding shares of Fremont Hills Development Corporation, a California corporation (“Fremont”), which owns a property known as Mission Hills Square, for approximately $240 million in a combination of cash and stock. In addition, Gadsden paid other consideration for this transaction to First Capital Master Advisor LLC and to affiliates of a Gadsden board member. On February 8, 2019, Gadsden transferred all of its shares of Fremont to OPCO.

Mission Hills Square is a new mixed-use development located in Fremont, California and slated for completion in October 2019. Situated in the foothills of the San Francisco Bay Area along Highway 680, Mission Hills Square will offer 158 residential apartment units and more than 53,900 square feet of commercial retail space. Mission Hills future commercial tenants are anticipated to include retail stores, sit-down restaurants, and casual eateries that will serve not only the residents of Mission Hills but also the populations that live in the surrounding areas, as Mission Hills Square will be an easily accessible shopping and dining destination.

Fremont has entered into a Construction Loan Agreement, dated January 1, 2018, with Parkview Financial Fund 2015, LP and Trez Capital (2016) Corporation (the “Loan Agreement”) for a loan of up to $65,000,000 for construction of this project. As of March 31, 2019, Fremont has borrowed $35,298,430 under the Loan Agreement, which matures on July 31, 2019, subject to the payment of an extension fee of $680,000 in accordance with the terms of the Loan Agreement payable in full on or prior to June 30, 2019. The Seller is responsible for payment of the extension fee, but there can be no assurance that the Seller will make this payment. Should the payment not be made, the project may not be completed on time, or at all. The extension will give the Seller an additional six months in which to complete the project, which is anticipated to be more time than is necessary to do so. The Seller has agreed to complete construction of the Mission Hills Square project and the Seller and its principals continue to have personal and other guarantees of the Loan Agreement.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full text of such document, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Possible Litigation

On October 18, 2018, the Securities and Exchange Commission (the “SEC”) commenced a civil action (the “Civil Action”) against Jean Danhong Chen, Tony Jianyun Ye, Kai Hao Robinson, Kuansheng Chen, the Law offices of Jean D. Chen, A Professional Corporation, Tree Lined Holdings, LLC, and Golden State Regional Center, LLC in a complaint that was filed in the United States District Court for the Northern District of California.

The complaint states that “[T]his case involves fraud, self-dealing, and unregistered brokerage activity in violation of the federal securities laws. Defendants Attorney Jean Chen (‘Chen’), her law firm, Law Offices of Jean D. Chen (the ‘Law Offices’), and her husband, Tony Ye (‘Ye’), were paid over $12 million in undisclosed commissions to sell securities to their legal clients in offerings under the federal EB-5 Immigrant Investor Program. They attempted to conceal their unlawful activity with the help of Defendant Kuansheng Chen (‘Kuansheng Chen’), who provided an off-shore bank account to receive the transaction-based compensation and posed as the head of a Beijing immigration agency that was actually co-owned and controlled by Chen and Ye.” The complaint also alleges that the named defendants used Fremont during 2014 – 2016 in their activities giving rise to the complaint.

Neither the Company, Gadsden, nor any of their respective subsidiaries are named as defendants in the Civil Action, and no legal claim has been asserted in the Civil Action against the Mission Hills Square property or Fremont. Additionally, the Seller is also not a defendant in the Civil Action. None of the defendants in the Civil Action are directors, officers, or affiliates of the Company, or any owner of 5% or more of the Company’s voting securities or, based upon current knowledge, any associate of any director, officer or affiliate of the Company. Although the individual defendants in the Civil Action are alleged by the SEC to have used Fremont in connection with the actions described in the Civil Action, there are no claims in the Civil Action that Gadsden, Fremont, or the Seller participated in the actions described since the Seller acquired Fremont in 2018.

On March 7, 2019, Jean Danhong Chen and Tony Jianyun Ye were indicted by a Federal Grand Jury for Visa Fraud, Obstruction of Justice, Identity and Aggravated Identity Theft and Criminal Forfeiture.  This indictment was unsealed on March 25, 2019. Gadsden has informed the Company that it was not aware of any possible claims against Fremont or the Mission Hills Square property when Gadsden acquired Fremont in February, 2019. On March 25, 2019 Gadsden was informed it was a subject of a criminal investigation by the US Department of Justice.

In the acquisition of Fremont by Gadsden from the Seller, Gadsden escrowed part of the purchase consideration, in the form of Gadsden securities, that was issued to the Seller, which had at that time an estimated value of approximately $55 million. The Civil Action alleges that at least $40 million was loaned by Bay Area Investment Fund I to Fremont. This loan has been assumed by the Seller, is currently being paid by the Seller and is not in default. Gadsden has not reserved any amounts in its financial statements, and may use the escrowed securities for any undisclosed liabilities, including any liabilities related to the Civil Action. Gadsden is not able to determine if there is any liability of Fremont in the Civil Action, of Gadsden in the criminal investigation, or related matters, or if any such liability will be in excess of the escrowed amount. Gadsden believes that, if there is any liability to the Company, it is not in excess of the escrowed amount, and intends to vigorously defend itself against any such allegations if made, although such defenses can be expensive and there can be no guarantee that such defenses will be successful.

Nevertheless, as described above, Gadsden agreed to indemnity and hold the Company harmless from all losses of the Company or any of its subsidiaries arising from or related to the Civil Action, the facts described therein and all civil or other actions arising from or related to such Civil Action.

Sacramento Home Lots

On June 30, 2018, OPCO, through its subsidiaries Gadsden Roseville, LLC and Gadsden Jesse, LLC, acquired two separate investment parcels, referred to as Roseville and Jessie, as part of a single acquisition, for an aggregate purchase price of $3,408,443 that was paid primarily by issuing shares of Gadsden’s Series A Preferred Stock and the acquisition subsidiaries assuming the existing senior mortgage loans of an initial aggregate amount of approximately $1,223,000: (i) $450,000 with respect to the Roseville parcel (the “Roseville Loan”); and (ii) $773,000 with respect to the to the Jessie parcel (the “Jessie Loan”). The Roseville Loan and the Jessie Loan each have an interest rate of 12% per annum and were due October 1, 2013, with respect to the Roseville Loan and September 1, 2014, with respect to the Jessie Loan. The maturity of these obligations has been extended to the end of the second quarter of 2019. The aggregate obligations under the Roseville Loan and the Jessie Loan as of December 31, 2018 is $1,866,770.

The Roseville parcel is located on Roseville Road in Sacramento, California and is an approximately 9.6 acres parcel that is entitled for the development of approximately 65 small lot single family detached homes. The Jessie parcel is located on Jessie Avenue in Sacramento, California and is an approximately 13.6-acre parcel that is entitled for the development of 94 small lot single family detached homes. The parcels are in established residential neighborhoods.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 with respect to the Loan Agreement, the Roseville Loan and the Jessie Loan is incorporated by reference into this Item 2.01.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 regarding the issuance of the Shares and the Holdback Shares to Gadsden under the Stock Purchase Agreement and the Amendment is incorporated by reference into this Item 3.02. The issuance of these securities is being made in reliance upon an exemption from the registration requirements of Section 5 of the Securities Act.

Item 3.03	Material Modification to Rights of Security Holders.

The terms of the Series A Preferred Stock are governed by a certificate of designation (the “Series A Certificate of Designation”) filed by the Company with the Nevada Secretary of State on April 5, 2019. Pursuant to the Series A Certificate of Designation, the Company designated 1,600,000 shares of its preferred stock as Series A Preferred Stock. Following is a summary of the material terms of the Series A Preferred Stock:

●	Stated Value. The Series A Preferred Stock has a stated original issue value equal to $25.00 per share (the “Series A Original Issue Price”).

●	Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other class of securities authorized that is specifically designated as junior to the Series A Preferred Stock (the “Series A Junior Securities”) and (b) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, other than the capital stock referred to in clause (a) (the “Series A Parity Securities”).

●	Dividends. Each holder of Series A Preferred Stock shall be entitled to receive cumulative dividends on each share of Series A Preferred Stock held at the rate of seven percent (7%) per annum of the Series A Original Issue Price from date on which the applicable share of Series A Preferred Stock was issued (the “Series A Original Issue Date”) or the Series A Dividend Payment Date (as defined below) for which a dividend has been paid, as applicable; provided, however, that such rate shall increase by one quarter of one percent (0.25%) per fiscal quarter beginning on the seven (7) year anniversary of the Series A Original Issue Date up to a maximum rate of twelve percent (12%) per annum; and provided further, that upon an Event of Default (as defined in the Series A Certificate of Designation), such rate, as applicable, shall be increased by 5% per annum for so long as such Event of Default continues. Dividends which have accrued as of any applicable date with respect to the Series A Preferred Stock and remain unpaid as of such date are referred to as “Series A Accrued Dividends.” Dividends shall accrue and be cumulative on each share of the Series A Preferred Stock commencing on the Series A Original Issue Date of such share or the Series A Dividend Payment Date for which a dividend has been paid, as applicable. Series A Accrued Dividends shall be computed and paid by the Company or accrued quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a business day, on the business day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Series A Dividend Payment Date”). In lieu of paying the Series A Accrued Dividends in cash, at the option of the Company, the Company may pay Series A Accrued Dividends in shares of Common Stock (the “Series A Dividend Shares”). In the event the Company so elects, the total Series A Dividend Shares issuable shall be equal to the total amount of Series A Accrued Dividends which the Company has elected to pay in shares of Common Stock divided by a price per share equal to the VWAP (as defined in the Series A Certificate of Designation) per share of Common Stock during the twenty (20) consecutive trading days prior to the Series A Dividend Payment Date, rounded up to the nearest whole share of Common Stock. So long as any shares of Series A Preferred Stock are outstanding, unless the Series A Accrued Dividends have been paid in full:

●	no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Series A Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods; and

●	no dividends (other than dividends or distributions paid solely in Series A Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Series A Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Series A Junior Securities, nor shall any Series A Parity Securities or Series A Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary and other than for a Permitted Redemption (as defined in the Series A Certificate of Designation) by the Company, directly or indirectly (except by conversion into or exchange for Series A Junior Securities).

●	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Series A Certificate of Designation), the holders of Series A Preferred Stock then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Series A Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Series A Parity Securities on a pro rata basis in an amount per share equal to the Series A Original Issue Price, plus any Series A Accrued Dividends. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock the full amount to which they shall be entitled, the holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

●	Voting. The holders of Series A Preferred Stock, exclusively and as a separate class and by the vote or written consent of holders of a majority of the issued and outstanding shares of Series A Preferred Stock (the “Series A Requisite Holders”), shall be entitled to appoint one (1) observer to the Company’s board of directors and elect one (1) director; provided that upon an Event of Default, the holders, by the vote or written consent of the Series A Requisite Holders, shall be entitled to appoint two (2) directors as long as such Event of Default is continuing. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the Series A Requisite Holders. A vacancy in any directorship filled by the holders of Series A Preferred Stock shall be filled only by vote or written consent of the Series A Requisite Holders or by any remaining director or directors elected by the holders of Series A Preferred Stock. Notwithstanding the foregoing no individual shall be permitted to serve on the board of directors or be an observer to the board of directors if he or she or any of his or her affiliates would cause the Company to be disqualified to use Section 506 of Regulation D promulgated under the Securities Act of 1933, as amended, under Section 506(d) thereunder or if any such individual or affiliate is subject to a legal proceeding by any governmental or regulatory authority with respect to the events described in such section. At any time commencing on any Series A Dividend Payment Date on which the Company pays Series A Accrued Dividends with Series A Dividend Shares through the subsequent Series A Dividend Payment Date on which the Company pays Series A Accrued Dividends in cash, for all matters other than such matters where holders of Series A Preferred Stock have a separate vote as a single class, each holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided in the Series A Certificate of Designation or as required by law, voting together with the Common Stock as a single class on an as-converted basis) and shall be entitled to notice of any stockholders’ meeting. Except as provided by law or by the other provisions of the Series A Certificate of Designation, the holders of Series A Preferred Stock shall not have any other voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Series A Requisite Holders:

●	following the Series A Original Issue Date, issue any shares of Series A Preferred Stock (other than in connection with the acquisition of assets in a transaction that is approved by the Series A Requisite Holders) or any other class of equity securities that is a Parity Security or any class of equity securities senior in rights to the Series A Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Company or otherwise;

●	alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Series A Certificate of Designation;

●	amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred Stock;

●	redeem any shares of preferred stock or Common Stock (other than pursuant to employee or consultant agreements giving the Company the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the board of directors);

●	enter into any agreement with respect to any of the foregoing;

●	enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Company’s performance of its obligations under the Series A Certificate of Designation.

●	Redemption. Unless prohibited by Nevada law governing distributions to stockholders, any or all of the outstanding shares of Series A Preferred Stock may be redeemed by the Company at a price per share equal to the Series A Original Issue Price, plus Series A Accrued Dividends through and including the date of such redemption. The Company must send written notice of the redemption to each holder of record of Series A Preferred Stock not less than forty (40) days prior to each redemption date. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Company or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

●	Conversion. From and after the date that is twenty-one (21) consecutive trading days after the date that Common Stock is listed or admitted for trading on any trading market (which includes OTC markets), holders of Series A Preferred Stock, at their option, and subject to the conversion limitations set forth below, may, at any time and from time to time, convert some or all of their outstanding shares of Series A Preferred Stock into Common Stock at the then applicable Series A Conversion Rate. The “Series A Conversion Rate” means the number of shares of Common Stock equal to (x) the Series A Original Issue Price divided by (y) the VWAP per share of Common Stock during the twenty (20) consecutive trading days prior to the applicable conversion date. VWAP is defined, generally, under the Series A Certificate of Designation as the volume weighted average price for Common Stock on the applicable trading market (which includes OTC markets), or if the Common Stock is not so listed and admitted for trading, then other cases, the fair value of a share of Common Stock as determined by an independent appraiser selected in good faith by a holder of the Series A Preferred Stock and reasonably acceptable to the Company, or the value as agreed by the Series A Requisite Holders and the Company, in each case, subject to the VWAP Minimum Price. The “VWAP Minimum Price” is defined as the following amounts on the following dates or periods: (i) from the first Series A Original Issue Date to the date that is the earlier of (a) nine months after the Series A Original Issue Date or (b) 90 days after the date that the shares of Common Stock are listed for trading on any national exchange (e.g., the New York Stock Exchange or any market of NASDAQ), the VWAP Minimum Price shall be equal to the Net Asset Value (as defined in the Series A Certificate of Designation) per share as of the Series A Original Issue Date; and (ii) from and after the foregoing date, the VWAP Minimum Price shall be equal to $0.0499 (which amount shall be automatically adjusted to share splits, combinations, reclassifications and similar events). Notwithstanding the foregoing, the Company shall not effect a conversion to the extent that the Company does not have sufficient authorized shares of Common Stock. The Company must use its commercially reasonable efforts to file an amendment to its Amended and Restated Articles of Incorporation as promptly as possible to increase its authorized shares of Common Stock to reserve a sufficient number of shares for conversion of the Series A Preferred Stock.

●	Mergers and Business Combinations. In the event of any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination); a consolidation, merger or combination involving the Company; a sale, conveyance or lease to another corporation of all or substantially all of the Company’s property and assets (other than to one or more of its subsidiaries); or a statutory share exchange (each, a “Business Combination”), which in each case, in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a holder of Series A Preferred Stock shall be entitled thereafter to convert such shares of Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the holder would have owned or been entitled to receive upon such business combination as if such holder held a number of shares of Common Stock equal to the Series A Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series A Preferred Stock held by such holder. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, the Corporation shall make adequate provision whereby the holders of Series A Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the Business Combination.

The terms of the Series B Preferred Stock are governed by a certificate of designation (the “Series B Certificate of Designation”) filed by the Company with the Nevada Secretary of State on April 5, 2019. Pursuant to the Series B Certificate of Designation, the Company designated 11,696,944 shares of its preferred stock as Series B Preferred Stock. Following is a summary of the material terms of the Series B Preferred Stock:

●	Stated Value. The Series B Preferred Stock has a stated original issue value equal to $10.00 per share.

●	Ranking. The Series B Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Common Stock and any other class of securities authorized that is specifically designated as junior to the Series B Preferred Stock (the “Series B Junior Securities”), (b) junior to the Series A Preferred Stock, and (c) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, other than the capital stock referred to in clause (a) (the “Series B Parity Securities”).

●	Dividends. The Series B Preferred Stock will participate fully with respect to all distributions and dividends made to the holders of the Common Stock and each holder of Series B Preferred Stock shall receive the same dividend or distribution as if such shares of Series B Preferred Stock were converted to shares of Common Stock immediately prior to the applicable record date for such Common Stock dividend or distribution, and the record date for the shares of Series B Preferred Stock for any such dividend or distribution shall be the same as the applicable record date for the Common Stock.

●	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Series B Certificate of Designation), then the holders of the Series B Preferred Stock shall be entitled to be paid a liquidation preference out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Series B Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Series B Parity Securities on a pro rata basis, in an amount per share equal to $0.01.

●	Voting. The Series B Preferred Stock will have no voting rights other than to approve the amendment to the Company’s articles of incorporation that change any of the terms and provisions of the Series B Preferred Stock in a manner that is adverse to the holders of the Series B Preferred Stock, which approval may be effected by the holders of a majority of the issued and outstanding shares of Series B Preferred Stock.

●	Conversion. All of the issued and outstanding shares of the Series B Preferred Stock shall be converted to shares of Common Stock at the Series B Conversion Rate on the date that is 180 days following the filing of the Certificate of Designation or such earlier date as permitted by the Company is in its sole and absolute discretion; provided that no such conversion shall be permitted prior to the date that the Company files an amendment to its Amended and Restated Articles of Incorporation to increase its authorized shares of Common Stock. The “Series B Conversion Rate” means 24.4233:1 so that each share of Series B Preferred Stock will be converted into 24.4233 shares of Common Stock, subject to adjustment for any stock splits, stock combinations, recapitalizations or similar transactions, or as provided in the Certificate of Designation. The Company must use its commercially reasonable efforts to file an amendment to its Amended and Restated Articles of Incorporation as promptly as possible to increase its authorized shares of Common Stock to reserve a sufficient number of shares for conversion of the Series B Preferred Stock.

●	Mergers and Business Combinations. The Series B Certificate of Designation contains the same provision regarding mergers and business combinations as the Series A Certificate of Designation.

The terms of the Series C Preferred Stock are governed by a certificate of designation (the “Series C Certificate of Designation”) filed by the Company with the Nevada Secretary of State on April 5, 2019. Pursuant to the Series C Certificate of Designation, the Company designated 11,000,000 shares of its preferred stock as Series C Preferred Stock. Following is a summary of the material terms of the Series C Preferred Stock:

●	Stated Value. The Series C Preferred Stock has a stated original issue value equal to $10.00 per share (the “Series C Original Issue Price”).

●	Ranking. The Series C Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Common Stock, the Series B Preferred Stock, and any other class of securities authorized that is specifically designated as junior to the Series C Preferred Stock (the “Series C Junior Securities”), (b) junior to the Series A Preferred Stock, and (c) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Series C Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, other than the capital stock referred to in clauses (a) and (b) (the “Series C Parity Securities”).

●	Dividends. Each holder of Series C Preferred Stock shall be entitled to receive cumulative dividends on each share of Series C Preferred Stock held at the rate of ten percent (10%) per annum of the Series C Original Issue Price from date on which the applicable share of Series C Preferred Stock was issued (the “Series C Original Issue Date”) or the Series C Dividend Payment Date (as defined below) for which a dividend has been paid, as applicable, payable as follows: (i) eight percent (8%) per annum of the Series C Original Issue Price shall be payable in cash (the “Cash Dividend”) and (ii) two percent (2%) per annum of the Series C Original Issue Price (the “Payment in Kind Dividend”) shall be paid to each holder of Series C Preferred Stock by the Company issuing additional shares of Series C Preferred Stock. Dividends which have accrued as of any applicable date with respect to the Series C Preferred Stock and remain unpaid as of such date are referred to as “Series C Accrued Dividends.” Dividends shall accrue on each share of the Series C Preferred Stock commencing on the Series C Original Issue Date of such share or the Series C Dividend Payment Date for which a dividend has been paid, as applicable. Dividends shall be paid quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a business day, on the business day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Series C Dividend Payment Date”). All dividends payable in stock shall be paid by the Company issuing shares of Series C Preferred Stock (“Series C Dividend Shares”). The aggregate number of Series C Dividend Shares as of any Series C Dividend Payment Date shall be equal to the aggregate Payment in Kind Dividend then accrued as of such Series C Divided Payment Date, divided by the Series C Original Issue Price. So long as any shares of Series C Preferred Stock are outstanding, unless the Series C Accrued Dividends have been paid in full:

●	no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Series C Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all prior dividend periods; and

●	no dividends (other than dividends or distributions paid solely in Series C Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Series C Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Series C Junior Securities, nor shall any Series C Parity Securities or Series C Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary by the Company, directly or indirectly (except by conversion into or exchange for Series C Junior Securities).

●	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Series C Certificate of Designation), unless the holders of Series C Preferred Stock, voting as a single class, at a meeting of such holders elect that a transaction is not a Deemed Liquidation Event, the holders of Series C Preferred Stock then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Company available for distribution to its stockholders: (i) after payment, and subordinate to, the full payment then owed to the holders of Series A Preferred Stock; (ii) before any payment shall be made to the holders of Series C Junior Securities by reason of their ownership thereof, and (iii) pari passu with the holders of shares of Series C Parity Securities on a pro rata basis in an amount per share equal to the Series C Original Issue Price, plus any Series C Accrued Dividends. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of Series C Preferred Stock the full amount to which they shall be entitled, the holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

●	Voting. Subject to the provisions of the Series C Certificate of Designation, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations described below) and shall be entitled to notice of any stockholders’ meeting. Except as provided by law or by the other provisions of the Series C Certificate of Designation, the holders shall vote together with the holders of shares of Common Stock and Series A Preferred Stock, on an as converted basis, as a single class. In addition, as long as any shares of Series C Preferred Stock are outstanding, the Company shall not, without the affirmative vote of holders of sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding shares of Series C Preferred Stock (the “Series C Requisite Holders”):

●	except for the issuance of up to 500,000 additional shares of Series A Preferred Stock, create or issue any class of equity securities or other security convertible into or exercisable for any equity security that, in each case, has rights, preferences or privileges senior to the Series C Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Company or otherwise;

●	alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designation;

●	amend its articles of incorporation, bylaws or any other certificates of designation of the Company in a manner that adverse to the rights of the holders of the Series C Preferred Stock;

●	pay any divided on account to any of the capital stock of the Company, other than on account of the Series A Preferred Stock or the Series C Preferred Stock unless all accrued dividends on the Series A Preferred Stock and the Series C Accrued Dividends are paid in full, pay any dividend on any capital stock (other than dividends on the outstanding Series A Preferred Stock), provided, however, that if the Series C Requisite Holders approve the payment of dividends on the Common Stock, then each holder will participate in such Common Stock dividend on a pro rata basis assuming all shares of Series C Preferred Stock have been converted into Common Stock on the record date of such divided distribution;

●	incur any indebtedness other than indebtedness incurred in the ordinary course and: (i) the debt of the Company or any of its subsidiaries existing on the date of the first issuance of shares of the Series C Preferred Stock, including convertible promissory notes, (ii) refinancing such existing debt on terms similar in all material respects, (iii) mortgages for real estate assets and/or properties, or (iv) purchase money indebtedness or deferred acquisition payments directly related to real estate investments; provided that the aggregate of such permitted indebtedness does not reduce the net asset value of the real estate investments (free and clear of mortgages and other financing obligations) below the greater of: $75 million or 300% of the aggregate of the Series C Original Issue Price for the shares of Series C Preferred Stock that are issued and outstanding and issued for cash purchase price;

●	unless all accrued dividends on the Series A Preferred Stock and the Series C Accrued Dividends are paid in full, redeem any shares of the Company’s preferred stock (other than shares of the Series A Preferred Stock) or Common Stock (other than pursuant to employee or consultant agreements giving the Company the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the board of directors);

●	enter into any agreement with respect to any of the foregoing; or

●	enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Company’s performance of its obligations under the Series C Certificate of Designation.

●	Conversion. All of the shares of Series C Preferred Stock shall automatically be converted without any action on the part of holders into shares of Common Stock at the applicable Series C Conversion Rate upon the first to occur of: (i) the thirtieth (30th) day after the listing of the Common Stock on a national exchange; or (ii) the closing date of an underwritten public offering of the Common Stock providing aggregate gross proceeds to the Company equal to, or in excess of, $15,000,000. The “Series C Conversion Rate” means the number of shares of Common Stock equal to the Series C Original Issue Price divided by eighty percent (80%) of: (x) the VWAP per share of Common Stock during the twenty (20) consecutive trading days prior to the applicable conversion date, or (y) in the event of an automatic conversion occurring based on the event described clause (ii) above, the price per share in the public offering. In addition, from and after the date that is thirty (30) consecutive trading days after the date that the Common Stock is listed or admitted for trading on any trading market (which includes OTC markets), holders of Series C Preferred Stock, at their option, and subject to the conversion limitations set forth below, may, at any time and from time to time, convert some or all of their outstanding shares of Series C Preferred Stock into Common Stock at the then applicable Series C Conversion Rate. VWAP is defined, generally, under the Series C Certificate of Designation as the volume weighted average price for Common Stock on the applicable trading market (which includes OTC markets), or if the Common Stock is not so listed and admitted for trading, then other cases, the fair value of a share of Common Stock as determined in good faith by the board of directors; provided that if the Common Stock is not listed or quoted on a trading market, then the VWAP is subject to a minimum price per share of $0.05. Notwithstanding the foregoing, conversion of the Series C Preferred Stock is subject to the following conversion limitations.

●	The Company shall not effect a conversion to the extent that the Company does not have sufficient authorized shares of Common Stock. The Company must use its commercially reasonable efforts to file an amendment to its Amended and Restated Articles of Incorporation as promptly as possible to increase its authorized shares of Common Stock to reserve a sufficient number of shares for conversion of the Series C Preferred Stock.

●	The Company shall not effect any conversion, and a holder shall not have the right to convert shares of its Series C Preferred Stock to the extent that after giving effect to the issuance of shares of Common Stock upon conversion thereof, the holder (together with the holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is equal to 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion. Upon no fewer than 61 days’ prior notice to the Company, a holder may increase or decrease the Beneficial Ownership Limitation. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such holder and no other holder of shares of Series C Preferred Stock. The number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining shares of Series C Preferred Stock beneficially owned by the holder or any of its affiliates and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company, subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

●	Mergers and Business Combinations. The Series C Certificate of Designation contains the same provision regarding mergers and business combinations as the Series A Certificate of Designation.

Item 5.01	Changes in Control of Registrant.

The information set forth under Items 1.01 and 5.02 is incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with closing of the Stock Purchase Agreement on April 5, 2019, Richard J. Leider, Kristen E. Pigman and Michael R. Stewart resigned from the board of directors. Such resignations were not in connection with any known disagreement with the Company on any matter.

On the same date, the board of directors increased the size of the board to seven (7) members and appointed James Walesa, Jay M. Gratz, John Hartman, B.J. Parrish and Robert G. Watson, Jr. to the board. As was previously disclosed, certain directors of Gadsden, Larry E. Finger and Russell C. Platt, were to be appointed, but resigned from Gadsden’s board prior to closing of the Purchase Agreement, and accordingly, were not appointed as directors of the Company.

In addition, on April 5, 2019, Michael R. Stewart resigned from his positions as Chief Executive Officer and Chief Financial Officer of the Company. On the same date, John Hartman was elected as the Chief Executive Officer, George Bell was elected as Chief Operating Officer, Scott Crist was elected as Chief Financial Officer and Brian Ringel was elected as Corporate Controller of the Company.

The newly appointed directors and officers were appointed until their successors are duly elected and qualified. There are no family relationships among any of the Company’s newly appointed or existing directors and officers. Except pursuant to the Stock Purchase Agreement, there are no arrangements or understandings between the newly appointed directors and officers and any other persons pursuant to which they were selected as directors and officers. There has been no transaction, nor is there any currently proposed transaction, between any newly appointed director or officer and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Below is certain biographical information regarding the newly appointed directors and officers.

John Hartman. Mr. Hartman, age 52, organized Gadsden and has served as its Chief Executive Officer and a member of its board since its formation in August 2016. Mr. Hartman has a 30-year career in commercial real estate and finance. Over the most recent five years, Mr. Hartman has held leadership roles at private real estate firms including institutionally backed private equity real estate funds, where he managed capital formation, due diligence, underwriting and acquisitions. From April 2015 through June 2016, Mr. Hartman served as the Chief Executive Officer of Landwin Realty Trust, Inc. From March 2014 to April 2015, Mr. Hartman was a Managing Director and equity partner of Republic Capital Partners, a commercial real estate merchant bank, where he oversaw the investor marketing and capital formation activities, including deal sourcing and negotiation. In August 2011 through March 2014, Mr. Hartman served as a Managing Director of Astrum Investment Management, a $50 million private equity real estate fund focused on C-credit middle market industrial sale/leasebacks. From March 2010 to August 2011, Mr. Hartman provided consulting services and acted as Chief Operating Officer for the Sagres Company, which focused on the acquisition of distressed debt. In 2009 to 2010, Mr. Hartman held the position of Chief Financial Officer for Global Facilities Development, a national commercial real estate development and site selection company, focused on historical rehabilitations for high-tech reuse, primarily data centers. He has also served as President and CEO of for Silverado Financial (SLVO), a publicly traded real estate finance company. Mr. Hartman also served as Senior Vice-President of 1st Cleveland Securities, a high-net-worth investment advisory firm that was acquired by NEXT Advisors, a family office advisory company, where Mr. Hartman continued to serve as President. Mr. Hartman holds a B.S. from San Jose State University and an M.B.A. from California Coast University. Mr. Hartman is a licensed real estate broker in California and Arizona. Mr. Hartman is the chair of Gadsden’s Investment Committee. Mr. Hartman was selected to serve on the board due to his expertise in the real estate industry.

George Bell. Mr. Bell, date 64, has served as Gadsden’s Director of Operations from formation until May, 2018, when he became its Chief Operating Officer. Previously, Mr. Bell worked with Memory Matters, since 2015. Memory Matters focuses on the development of facilities dedicated to the control and remission of Alzheimer’s. Prior to that, in 2014, Mr. Bell was Chief Operating Officer for Talk Media TV where he was responsible for implementing day-to-day operations, compliance, sales, personnel and business development. He was Regional Manager for Fort Sill National Bank, from 2003 through 2014, and prior to that worked with Mr. Hartman as his Chief Operating Officer of Next Advisors where he was responsible for oversight of compliance, reporting, cost containment, financial oversight, audit, and securities reporting. Mr. Bell was Head of Insurance Services for First Cleveland Securities and has extensive experience with human resources, health insurance, D&O/E&O insurance, the structuring of medical savings accounts, and 401k retirement plans.

Scott Crist. Mr. Crist, date 50, has served as Gadsden’s Chief Financial Officer since December 2017. Mr. Crist brings over twenty-five years of finance and accounting experience in real estate investment, land development, residential, multi-family and commercial real estate. From September 2013 until February 2017, Mr. Crist was the Finance Director with the M3 Companies, a master planned community real estate developer managing projects in Arizona, Colorado and Idaho. His responsibilities included directing the finance and accounting operations of the company. From January 2011 until December 2012, Mr. Crist was Controller for Professional Equity Management, a real estate and asset management company with a diverse portfolio of multi-family and commercial properties throughout the United States. Mr. Crist has also held various Director and Controller level financial positions with the Lyle Anderson and affiliate Companies, a world recognized master planned community developer with projects in Arizona, New Mexico, Hawaii and the United Kingdom. Mr. Crist spent nine years with Desert Mountain Properties, a Lyle Anderson 8,000-acre master planned community with six Jack Nicklaus championship golf courses and five award winning club houses. Mr. Crist is an accomplished forward planner experienced in managing financial, operational and economic risk with specialized skills focused on profitability, development and growth strategy. Mr. Crist has earned a Master of Arts degree in Business from Webster University and a Bachelor of Science in Business Administration with a minor in Finance from Northern Arizona University.

Brian Ringel. Mr. Ringel, age 40, has served as Gadsden’s Corporate Controller since February 2018. Mr. Ringel is a certified public accountant with over 15 years of experience in public accounting, audit and SEC regulatory compliance. Prior to joining Gadsden, from June 2011 until January 2018, Mr Ringel was Vice-President of Finance and Controller for American Standard Energy, where he managed all functions of finance, accounting and reporting for the publicly traded energy company. From June 2008 until May 2011, Mr. Ringel was Audit Manager at Grant Thornton, and international accounting and consulting firm, where he worked with both public and private companies in multiple different industries across the U.S. Prior to joining Grant Thornton, Mr. Ringel was an Associate and then was promoted to Audit Manager at KPMG a global accounting firm. Mr. Ringel holds a Master’s degree in Accounting from Brigham Young University as well as a BS in Accounting from Brigham Young University.

James Walesa. Mr. Walesa, age 58, has served as the Vice Chairman of Gadsden’s board of directors since May 2018 and was the Chairman from formation to that date. Mr. Walesa has more than three decades of experience in financial services with an emphasis on the real estate and energy industries. In 1988, Mr. Walesa founded the Asset Management & Protection Corporation (“AMPC”), where he currently serves as its Principal, a position he has held since 1988. AMPC currently manages over $500 million in investor assets. Mr. Walesa and AMPC clients provide startup capital for energy and real estate related companies. Since November 2000, Mr. Walesa has been a registered representative with Triad Advisors, Inc., an SEC registered broker dealer that is owned by Ladenburg Thalmann Financial Services, Inc. Mr. Walesa has provided services related to tax free 1031 real estate exchanges for the prior 12 years. Mr. Walesa entered the energy industry in 1992 in the Permian Basin. He and some of his clients were original investors in Basic Energy Services, Inc. (NYSE: BAS) and Southwest Royalties, Inc., now part of Clayton Williams Energy, Inc. (NYSE: CWE). Mr. Walesa started his career as a registered representative for First Investors where he became the youngest Vice President in firm history at age 26. Mr. Walesa previously served on the advisory board of NASDAQ-traded Bank Financial Corp. (NASDAQ: BFIN) and currently serves as the chairman of the board of Citadel Exploration, Inc. (NASDAQ: COIL) and a member of the boards of Caerus Hospitality, LLC and AmpliSine Labs LLC. He was the Chicago chairman for the National Multiple Sclerosis Society and is a member of the Alzheimer’s Alois Society in recognition of his leadership and support of the Alzheimer’s Association to prevent and cure dementia related disease. Mr. Walesa received a B.S. in Business Administration from Rockford University. Mr. Walesa is a member of Gadsden’s Investment Committee. Mr. Walesa was selected to serve on the board due to his expertise in the real estate industry and his investment and capital market experience.

Jay Gratz. Mr. Gratz, age 64, has served as a member of Gadsden’s board of directors since January 2017. Mr. Gratz has served as the Chief Financial Officer of VisTracks, Inc., an application enabling platform service provider, since March 2010, and a director of such company since April 2010. Mr. Gratz was a partner in Tatum LLC, a national executive services and consulting firm that focuses on the needs of the office of the CFO between February 2010 and March 2010. From October 2007 through February 2010, Mr. Gratz was an independent consultant. From 1999 through October 2007, Mr. Gratz served as Executive Vice President and Chief Financial Officer of Ryerson Inc., a publicly traded company that processes and distributes metals. At Ryerson, Mr. Gratz also served as president of Ryerson Coil Processing Division from November 2001 until October 2007. Mr. Gratz served as Vice President and Chief Financial Officer of Inland Steel Industries, a steel company, from 1994 through 1998, and served in various other positions, including Vice President of Finance, within that company since 1975. Mr. Gratz serves on the board of directors of Trex Company, Inc. and Samuel Son and Company Limited. Mr. Gratz is a Certified Public Accountant. He received a B.A. degree in economics from State University of New York in Buffalo and a Master’s degree in Management degree from Northwestern University Kellogg Graduate School of Management. Mr. Gratz is the chair of Gadsden’s Audit Committee and a member of its Compensation Committee. Mr. Gratz was selected to serve on the board due to his corporate finance experience.

B.J. Parrish. Mr. Parrish, age 47, has served as a member of Gadsden’s board of directors since Gadsden’s formation. Mr. Parrish has served as the Chief Financial Officer and Secretary of Cibolo Creek Partners, LLC, a Delaware limited liability company (“Cibolo”), since 2005 and a Director since 2013. Mr. Parrish is responsible for the financial management of Cibolo and the 12 limited partnerships of which it serves as general partner. Mr. Parrish is also instrumental in the raising of capital through both the equity and debt markets for all of Cibolo’s investment ventures. Prior to Cibolo, Mr. Parrish served as the Vice President of Cibolo’s predecessor company, Midland Red Oak Realty Inc., where he was involved in the formation of a $100 million credit facility, as well the acquisition and disposition of over $200 million worth of commercial real estate assets across the Southwest United States. Prior to Midland Red Oak Realty Inc., Mr. Parrish was a financial analyst and a manager of investor relations with Southwest Royalties, Inc., a privately held oil and gas exploration and production company. Mr. Parrish also serves on the board of directors of Memory Care America, an Alzheimer’s and dementia residential care operating company with facilities in Texas, Arkansas, and Florida. Mr. Parrish received a B.B.A. in finance and an M.B.A., both from the University of Texas Permian Basin. Mr. Parrish is a member of Gadsden’s Nominating and Corporate Governance Committee and its Audit Committee. Mr. Parrish was selected to serve on the board due to his expertise in the real estate industry.

Robert G. Watson, Jr. Mr. Watson, age 42, has served as a member of Gadsden’s board of directors since November 2016. Mr. Watson is the Chief Executive Officer of Pass Creek Resources, LLC, a privately-owned oil and gas exploration and production company. From December 2010 to February 2017, Mr. Watson served as President, Chief Executive Officer, Secretary, and Director of EnerJex Resources, Inc. (NYSEMKT: ENRJ). While at EnerJex, Mr. Watson managed all aspects of the business including the execution of two strategic mergers, asset opportunity evaluation and strategy implementation, the generation of grassroots oil and gas prospects, valuation of multiple asset acquisition opportunities, evaluation of multiple strategic corporate opportunities, execution of non-core asset divestitures, and the execution of multiple private and public market financings and various other public market transactions. In 2013, Mr. Watson was named in Oil and Gas Investor magazine’s inaugural top 20 rising E&P stars under 40 list. In 2008, Mr. Watson founded Black Sable Energy, LLC to generate and develop conventional tight oil reservoirs in South Texas with a focus on driving economics with completion technology. During his tenure at Black Sable, Mr. Watson was responsible for that company’s generation and development of two grassroots tight oil projects, both of which were joint ventured with larger oil and gas companies. In 2006, Mr. Watson founded Centerra Energy Partners, focused on forming drilling partnerships to pursue natural gas prospects in the gulf coast region of South Texas. Prior to starting in the oil business, Mr. Watson worked in the private equity and investment banking businesses. From 2000 to 2006, Mr. Watson was a Senior Associate at American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager with more than $75 billion of total assets under management. While at American Capital, Mr. Watson participated in the execution and management of 12 different debt and equity investments totaling $200 million of invested capital. American Capital increased its assets under management from $600 million to $6 billion during Mr. Watson’s tenure. Mr. Watson began his career in the Energy Investment Banking Group at CIBC World Markets in Houston. Mr. Watson has also served as a director on the board of Network for Medical Communications and Research, LLC and Consolidated Utility Services, Inc. Mr. Watson holds a B.B.A. with a concentration in finance from Southern Methodist University. Mr. Watson is chair of Gadsden’s Nominating and Corporate Governance Committee and a member of its Compensation Committee. Mr. Watson was selected to serve on the board due to his experience in all aspects of the administration of emerging companies and public companies.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements of business acquired will be filed by an amendment to this Form 8-K within 71 calendar days of the date hereof.

(b) Pro forma financial information

Pro forma financial information will also be filed by an amendment to this Form 8-K within 71 calendar days of the date hereof.

(d) Exhibits

Exhibit No.	Description of Exhibit
3.1	Certificate of Designation of 7% Series A Cumulative Convertible Perpetual Preferred Stock
3.2	Certificate of Designation of Series B Non-Voting Convertible Preferred Stock
3.3	Certificate of Designation of 10% Series C Cumulative Convertible Preferred Stock
10.1	Stock Purchase Agreement, dated March 13, 2019, among FC Global Realty Incorporated and Gadsden Growth Properties, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 15, 2019)
10.2	Amendment No. 1 to Stock Purchase Agreement, dated April 1, 2019, among FC Global Realty Incorporated and Gadsden Growth Properties, Inc.
10.3	Construction Loan Agreement, dated January 31, 2018, among Freemont Hills Development Corporation, Parkview Financial Fund 2015, LP and Trez Capital (2016) Corporation
10.4	Note Secured By A Deed of Trust issued by Roseville Road, LLC in favor of GCA Financial, LLC Trust – Roseville #1 on March 27, 2013
10.5	Note Secured By A Deed of Trust issued by Jessie Avenue LLC in favor of GCA Equity Partners, LLC Trust – Jessie #6A on February 21, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, FC Global Realty Incorporated has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2019	FC GLOBAL REALTY INCORPORATED

	By:	/s/ John Hartman
John Hartman
Chief Executive Officer